Exhibit 99.1

NEWS RELEASE

Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2018 RESULTS

FORT WORTH, Texas - July 31, 2018 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the second quarter ended June 30, 2018.

SECOND QUARTER 2018 HIGHLIGHTS

Second quarter 2018 revenue increased to $253.4 million from $234.7 million in the first quarter of 2018. In the second quarter of 2017, Basic generated $213.3 million in revenue.
For the second quarter of 2018, Basic reported a net loss of $40.1 million, or a loss of $1.51 per basic and diluted share. This is compared to a net loss of $30.5 million, or $1.16 per basic and diluted share for the first quarter of 2018, and a net loss of $23.9 million, or $0.92 per basic and diluted share in the second quarter of 2017. Excluding the impact of the special items listed below, Basic reported a net loss of $22.4 million, or a loss of $0.83 per basic and diluted share in the second quarter of 2018, and a net loss of $14.7 million, or a loss of $0.57 per basic and diluted share in the second quarter of 2017.

	Three months ended June 30,
	2018	EPS
Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(40.1)	$(1.51)
Audit-related state sales and use tax	4.8	0.18
Executive retirement	3.1	0.12
Bad debt	2.5	0.10
Strategic consulting fees	1.6	0.06
Change in valuation allowance on federal deferred tax assets	5.7	0.22

Adjusted net loss	$(22.4)	$(0.83)

Exhibit 99.1

Special items included an after-tax $4.8 million expense related to prior years' sales and use tax associated with an audit that is currently in progress; an after-tax $3.1 million expense related to the acceleration of non-cash incentive compensation payments and severance payments to our Chief Financial Officer, who, in April, announced his future retirement subject to continued service pursuant to a Transition Services Agreement; $2.5 million of bad debt related to a single customer; and $1.6 million in management consulting fees related to our strategic realignment initiative, which is discussed in further detail below.

Adjusted EBITDA was $27.0 million, excluding $6.0 million in non-cash stock compensation, or 11% of revenues, for the second quarter of 2018, compared to $22.8 million, excluding $6.8 million of non-cash stock compensation, or 10% of revenues, in the first quarter of 2018. In the second quarter of 2017, Basic generated Adjusted EBITDA of $18.3 million, excluding $6.3 million of non-cash stock compensation, or 9% of revenues. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization (“EBITDA”), the net gain or loss from the disposal of assets, non-cash stock compensation, retention expense, and restructuring expense. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables. We currently have $45.4 million in liquidity, compared to $34.3 million at the end of the first quarter.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Our second quarter results were led by the improved performance in the well servicing and water logistics segments, where we benefitted from increased utilization, higher revenue per rig and truck hour and increased penetration of water disposal volumes through our pipeline system. As a result, we managed to deliver higher sequential revenues and overall margins in both the well servicing and water logistics segments. However, equally important during the second quarter was the undertaking of an ongoing proactive realignment initiative designed to relocate our assets to the most attractive operating areas with our busiest customers and in markets where we possess the most scale. We believe this initiative will accelerate profitability and free cash flow through improved utilization, cost efficiencies, and pricing across all of our business segments.

“During the second quarter, production-related services continued to benefit from increased pricing and utilization in most segments. The well service industry is operating at virtually full utilization based on current available labor, and as a result we are seeing additional rate traction in the mid-single digit range for the second half of 2018. The well servicing segment margin increased 670 basis points due largely to improved utilization, more than offsetting the on-boarding and higher labor cost of new hires. We continue to see increased demand for 24-hour packages, averaging 24 active packages for the quarter and exiting the quarter at 28, up from an average of 21 for the first quarter. We anticipate that this trend will continue for the remainder of 2018. Our fleet is uniquely equipped to handle this demand as we combine our high-spec well servicing rigs with our rental assets to form these larger packages.

“The water logistics segment continues to perform well, with truck hours up three percent and the revenue per fluid service truck up 22 percent. The amount of water disposal volumes via higher-margin pipeline remains strong, reaching a new high for our Permian Basin operations nearing 40%. As water disposal volumes via pipeline continue to expand, we anticipate the number of active trucks to decrease as we replace fewer at lease expiration.

“In our completion and remedial services segment, both the frac and coiled tubing businesses continue to face competitive pressures while the snubbing and rental businesses saw improved sequential results from the first quarter driven by higher pricing and utilization during the second quarter. Utilization for

Exhibit 99.1

our frac equipment remained choppy through the second quarter, and pricing remains very competitive, especially in the Permian as most of the new horsepower in the industry is showing up there. However, in our Mid-Con frac market, which ranges from Kansas through Oklahoma to the northern Barnett Shale, we experienced better results due to our larger scale in the region and lower average maintenance costs. Excluding frac and coiled tubing businesses, our completion and remedial margins would have been 41% for the second quarter compared to 36% without frac and coiled tubing in the first quarter.

“Some regions and business lines in which we operate have not made the type of recovery we had hoped for thus far in 2018. Either business lines have suffered from a saturation of new-build assets, or the markets themselves have not reached the anticipated levels of recovery demand that we were expecting. In response to these market conditions, we are proactively embarking on the aforementioned strategic realignment initiative with the objective of accelerating financial performance in all operating segments, primarily via relocation of assets to our most attractive markets where we possess the most scale. As an example of this strategic initiative, we are relocating frac assets from the Permian and Niobrara basins, placing this equipment into more attractive regions such as the Mid-Con where our current scale supports better financial results. We are also in the process of relocating other assets including rental tools, water trucks and well servicing rigs from regions that have not recovered as anticipated to core markets like the Permian Basin, SCOOP/STACK and Eagle Ford where we have market leading positions. Current run rates and activity levels suggest that revenue is trending higher for the third quarter; however, this realignment initiative is certain to result in some choppiness as we relocate assets. Therefore, we are guiding third quarter revenues to be relatively flat sequentially. Additionally, with our net debt remaining essentially flat quarter-over-quarter, we believe that we have reached the threshold of positive free cash flow generation, and we expect that trend to continue through the remainder of 2018.

“More specifically, customer feedback on planned capital expenditures in the production-oriented segments remains promising, and as a result, we expect our well servicing and water logistics segments in our core markets to continue delivering improvements in pricing, utilization and margin for the remainder of 2018. Production businesses continue to represent an increasing majority of our company revenue and present improving financial results. Therefore, we will further transition our assets and focus our growth initiatives to the production side of the industry.”

2018 First Six Months Highlights

Revenues for the first half of 2018 rose 23% to $488.0 million from $395.3 million in the first six months of 2017.

Adjusted EBITDA for the first six months of 2018 was $50.3 million, or 10% of revenues, compared to $21.5 million, or 5% of revenues, for the first six months of 2017. Adjusted EBITDA excludes the special items discussed above for both 2018 and 2017. Adjusted EBITDA is reconciled in note 2 under the accompanying financial tables.

For the first half of 2018, Basic reported a net loss of $70.6 million, or $2.67 per basic and diluted share, compared to a net loss of $62.6 million, or $2.41 per basic and diluted share, for the first half of 2017. Excluding special items in both 2018 and 2017, Basic generated an adjusted net loss of $45.5 million, or $1.72 per basic and diluted share for the first half of 2018 compared to an adjusted net loss of $36.6 million, or $1.42 per basic and diluted share in the first six months of 2017.

Exhibit 99.1

Business Segment Results

Completion and Remedial Services
Completion and remedial services revenue increased 8.0% to $126.9 million in the second quarter of 2018 from $117.6 million in the prior quarter. The increase in revenue was primarily due to an increase in activity, partially offset by a decrease in frac revenue and weather impacts during the quarter. In the second quarter of 2017, this segment generated $107.4 million in revenue.
At June 30, 2018, Basic had approximately 516,500 hydraulic horsepower (“HHP”), down from 523,000 at the end of the previous quarter and 518,000 at June 30, 2017. Weighted average HHP for the second quarter of 2018 decreased to 518,000 from first quarter of 2018 levels of 523,000.
Segment profit in the second quarter of 2018 decreased 5.4% to $26.4 million compared to $27.9 million in the prior quarter. Segment margin for the second quarter of 2018 decreased 300 basis points to 21% compared to 24% during the previous quarter. The decrease in margin was due to increased sand and freight costs in the Pumping segment during the quarter as well as the decremental impact of lower revenue in the Coiled Tubing segment. During the second quarter of 2017, segment profit was $26.2 million, or 24% of segment revenue.

Well Servicing
Well servicing revenues increased 12% to $64.4 million during the second quarter of 2018 compared to $57.5 million in the prior quarter led by increased rig activity and utilization as well as improved pricing late in the quarter. Well servicing revenues were $53.1 million in the second quarter of 2017.
The well servicing rig count was 310 at June 30 and March 31, 2018, down from 421 at June 30, 2017. Rig hours were 181,600 in the second quarter of 2018, up 8% compared to 168,500 hours in the first quarter of 2018 and up 12% from 162,300 hours in the comparable quarter of last year. Rig utilization was 82% in the second quarter of 2018, compared to 76% in the prior quarter and up from 71% based on our current fleet of 310 service rigs. Basic averaged a total of 24 24-hour rental equipment packages working for the second quarter of 2018, up from 21 in the first quarter of 2018, exiting the second quarter with 28 24-hours packages in the field. During the second quarter of 2017, the company averaged only 11 active equipment packages.
Revenue per well servicing rig hour was $348 in the second quarter of 2018, compared to $338 in the previous quarter and up 8% from $321 reported in the second quarter of 2017. The sequential increase in the second quarter was due to the additional 24-hour rigs operating in the quarter, which, in addition to improved hours, improved rates as well.
Segment profit in the second quarter of 2018 increased 57.6% to $14.7 million, compared to $9.3 million in the prior quarter and increased 31% from $11.3 million during the same period in 2017. Segment profit margin increased to 23% in the second quarter of 2018 from 16% in the prior quarter. In the second quarter of 2017, segment profit was 21% of segment revenue.

Water Logistics
Water logistics revenue in the second quarter of 2018 increased 6% to $59.7 million compared to $56.5 million in the prior quarter. Segment revenue growth was driven by an increase in trucking activity, improved disposal utilization and higher skim oil sales. During the second quarter of 2017, this segment generated $50.7 million in revenue.
The weighted average number of fluid services trucks decreased 6% to 903 during the second quarter of 2018, compared to 960 during the first quarter of 2018 and decreased 4% compared to 943 during the second quarter of 2017. The decrease in the number of trucks is driven by the structural change taking

Exhibit 99.1

place in the industry where increasing volumes of fluids are moving through pipelines. Truck hours of 486,800 during the second quarter of 2018 represented an increase of 2% from the 479,600 generated in the first quarter of 2018 and an increase of 3% compared to 473,500 in the same period in 2017.
The average revenue per fluid service truck increased 12% to $66,000 from $59,000 in the first quarter of 2018, led by increased trucking activity and improved pricing. In the comparable quarter of 2017, average revenue per fluid truck was $54,000.
Total pipeline water volumes of the Basic owned salt water disposal wells ("Basic SWDs") reached 2.0 million barrels compared to 1.5 million barrels during the first quarter of 2018. Pipeline disposal volumes of Basic SWD's in the Permian Basin continue to grow and have now reached 23% of total water disposal volumes.
Segment profit in the second quarter of 2018 increased by 1% to $15.7 million, compared to a profit of $15.6 million in the first quarter of 2018. Segment profit margin decreased approximately 100 basis points to 26% due to the temporary effect of weather in one region. Segment profit in the same period in 2017 was $9.2 million, or 18% of segment revenue.
Contract Drilling
Contract drilling revenues decreased by 23% to $2.3 million during the second quarter of 2018 from $3.0 million in the prior quarter. During the second quarter of 2017, this segment generated $2.1 million in revenue. Basic marketed 11 drilling rigs during the first and second quarter of 2018, and the second quarter of 2017. Revenue per drilling day in the second quarter of 2018 was up 49% to $25,700 compared to $17,300 in the previous quarter and up from $23,300 in the second quarter of 2017, due to increased rates.
Rig operating days during the second quarter of 2018 decreased by 48% to 91 compared to 175 in the prior quarter, resulting in rig utilization of 9% during the second quarter of 2018 compared to 18% during the prior quarter, due to running one less rig. In the comparable period in 2017, rig operating days were 91, producing a utilization of 8%.
Segment profit in the second quarter of 2018 was $594,000 compared to $479,000 in the prior quarter and $254,000 in the second quarter of 2017. Segment margin for the second quarter of 2018 was 25% of segment revenues compared to 16% in the prior quarter. The improved margin is due to increases in rig moving activity, and decreased transportation expense. Last year in the comparable period, segment margin was 12%.
G&A Expense
Reported general and administrative (“G&A”) expense was $51.5 million for the second quarter of 2018 compared to a reported G&A expense for the first quarter of 2018 of $41.0 million. The majority of this increase is related to special items such as the accrual of $6.0 million for our liability under our Texas sales and use tax audit, accelerated non-cash deferred compensation costs of $3.9 million related to the retirement of our CFO, bad debt related to a single customer of $3.1 million, and accrued consulting fees related to our strategic realignment of approximately $2.0 million. These increases were partially offset by decreases of $2.6 million in personnel costs due to the absence of the payroll tax reset effect and the absence of the 2017 executive bonus payment both incurred in the first quarter. Excluding the special items mentioned above, second quarter G&A expense totaled $36.6 million compared to $37.6 million in the first quarter of 2018, which excluded expenses of $1.8 million for a bond offering that was withdrawn by Basic and $1.6 million of additional bonus payments. Excluding costs associated with the bankruptcy and restructuring and retention expenses, G&A expense in the second quarter of 2017 was $35.0 million.

Exhibit 99.1

Texas Sales and Use Tax Audit
In 2014, we were notified by the Texas State Comptroller’s office that a sales and use tax audit for the period from 2010 through 2013 would be conducted. A preliminary report has been issued for this audit, and we have appealed the preliminary report through the redetermination process. Based on our analysis, we believe the potential liability associated with this audit ranges from $6.0 million to $24.0 million.
Interest Expense
Net interest expense for the second quarter of 2018 was $12.8 million. These amounts include interest on Basic’s term loan, ABL facility, capital leases and other financings. Net interest expense in the first quarter of 2018 was $11.3 million, and $9.2 million in the second quarter of 2017.
Income Taxes
Basic’s tax expense for the second quarter of 2018 was $278,000 compared to tax benefit of $59,000 in the first quarter of 2018. The effective tax rate was 1% in the second quarter of 2018 compared to 0% in the prior quarter. The effective tax expense of $0 in the second quarter of 2017 translated into an effective tax rate of 0%. Excluding the valuation allowance related to the deferred tax assets, the operating effective tax benefit would have been 20.3% or $5.7 million in the second quarter 2018.
Cash and Total Liquidity

On June 30, 2018, Basic had cash and cash equivalents of approximately $30.7 million, compared to $38.5 million at December 31, 2017 and $33.8 million on March 31, 2018.

At June 30, 2018, Basic had an outstanding amount of $90.0 million drawn on its revolving asset-based lending facility (“ABL”), including $5.0 million that was drawn during the second quarter of 2018. Based on the borrowing base at June 30, 2018 we had $14.7 million of availability under the ABL at June 30, 2018. We elected not to pay down the ABL with available cash at June 30, 2018 and total liquidity was $45.4 million.

On April 11, 2018, Basic amended and restated its $120.0 million ABL to increase the total commitments under the facility to $150.0 million. This increase in commitments gives Basic additional access to liquidity as its accounts receivable base grows.
Capital Expenditures
Total capital expenditures during the second quarter of 2018 were approximately $24.4 million (including capital leases and other financing of $7.7 million), comprised of $2.6 million for expansion projects, $21.5 million for sustaining and replacement projects and $322,000 for other projects. Expansion capital spending included $2.1 million for the well servicing segment, $397,000 for the completion and remedial services segment, and $105,000 for the fluid services segment. Other capital expenditures were mainly for facilities and information technology infrastructure. Basic currently anticipates 2018 capital expenditures of $80.0 million, including $20.0 million of capital leases and other financings.

Exhibit 99.1

Conference Call

Further details are provided in the presentation for our quarterly conference call to review the second quarter of 2018 results, available in the investor relations section of our corporate website. Basic will host a conference call to discuss its second quarter 2018 results on Wednesday, August 1, 2018, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until August 8, 2018 and may be accessed by calling (201) 612-7415 and using pass code 13681002#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$126,948	$107,385	$244,545	$187,817
Water Logistics	59,679	50,740	116,188	100,946
Well servicing	64,405	53,054	121,942	101,672
Contract drilling	2,337	2,117	5,359	4,880
Total revenues	253,369	213,296	488,034	395,315
Expenses:
Completion and remedial services	100,528	81,199	190,187	148,451
Water Logistics	44,008	41,580	84,931	83,118
Well servicing	49,680	41,796	97,871	82,712
Contract drilling	1,743	1,863	4,286	4,271
General and administrative (1)	51,460	36,037	92,468	70,241
Depreciation and amortization	31,161	25,956	61,396	51,369
(Gain) loss on disposal of assets	1,921	(223)	3,700	(690)
Total expenses	280,501	228,208	534,839	439,472
Operating loss	(27,132)	(14,912)	(46,805)	(44,157)
Other income (expense):
Interest expense	(12,806)	(9,179)	(24,089)	(18,289)
Interest income	60	6	87	18
Other income	102	144	441	235
Loss before income taxes	(39,776)	(23,941)	(70,366)	(62,193)
Income tax benefit (expense)	(278)	—	(219)	(374)
Net loss	$(40,054)	$(23,941)	$(70,585)	$(62,567)
Loss per share of common stock:
Basic	$(1.51)	$(0.92)	$(2.67)	$(2.41)
Diluted	$(1.51)	$(0.92)	$(2.67)	$(2.41)

Other Financial Data:
EBITDA (2)	$4,131	$11,188	$15,032	$7,447
Adjusted EBITDA (2)	26,976	18,283	50,261	21,501
Capital expenditures:
Property and equipment	16,286	7,815	31,698	33,745

	As of
	June 30,	December 31,
	2018	2017
	(Unaudited)	Audited
Balance Sheet Data:
Cash and cash equivalents	$30,683	$38,520
Net property and equipment	480,552	502,579
Total assets	802,234	820,480
Total long-term debt	279,032	259,242
Total stockholders' equity	283,151	338,653

Exhibit 99.1

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Segment Data:	(unaudited)
Completion and Remedial Services
Total hydraulic horsepower (HHP)	517,000	517,000	520,000	480,000
Total Frac HHP	410,000	367,000	411,000	362,000
Coiled tubing units	18	16	18	16
Rental and Fishing tool stores	16	16	16	16
Segment Profits as a percent of revenue	21%	24%	22%	21%

Water Logistics
Weighted average number of fluid service trucks	903	943	932	939
Truck hours (000's)	486.8	473.5	966.4	957.8
Revenue per fluid services truck (000's)	$66	$54	$125	$108
Segment profits per fluid services truck (000's)	$17	$10	$34	$19
Segment profits as a percent of revenue	26%	18%	27%	18%

Well Servicing
Weighted average number of rigs	310	421	310	421
Rig hours (000's)	181.6	162.3	350.1	319.9
Rig utilization rate	82%	54%	79%	53%
Revenue per rig hour, excluding manufacturing	$348	$321	$343	$314
Well servicing rig profit per rig hour	$81	$69	$69	$59
Segment profits as a percent of revenue	23%	21%	20%	19%

Contact Drilling
Weighted average number of rigs	11	11	11	12
Rig operating days	91	91	266	226
Drilling utilization rate	9%	8%	13%	10%
Revenue per day	$25,700	$23,300	$20,100	$21,600
Drilling rig profit per day	$6,500	$2,800	$4,000	$2,700
Segment profits as a percent of revenue	25%	12%	20%	12%

Exhibit 99.1

(1)    Includes approximately $9,626,000 and $6,275,000 of non-cash compensation expense for the three months ended June 30, 2018 and 2017, respectively, and $16,424,000 and $10,723,000 for the six months ended June 30, 2018 and 2017.

(2) This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, retention expense, and restructuring expense or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
EBITDA does not reflect income taxes;
         Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
Adjusted EBITDA does not reflect Basic’s strategic consulting expense;
Adjusted EBITDA does not reflect Basic’s audit related sales and use tax expense;
Adjusted EBITDA does not reflect Basic’s bad debt, bonus expense and withdrawn bond offering expense;
Adjusted EBITDA does not reflect Basic’s retention expense;
Adjusted EBITDA does not reflect Basic’s restructuring costs;
Adjusted EBITDA does not reflect Basic’s non-cash stock compensation; and
Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Reconciliation of Net Loss to EBITDA:
Net loss	$(40,054)	$(23,941)	(70,585)	(62,567)
Income taxes	278	—	219	374
Net interest expense	12,746	9,173	24,002	18,271
Depreciation and amortization	31,161	25,956	61,396	51,369
EBITDA	$4,131	$11,188	15,032	7,447

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	(40,054)	(23,941)	(70,585)	(62,567)
Income taxes	278	—	219	374
Net interest expense	12,746	9,173	24,002	18,271
Depreciation and amortization	31,161	25,956	61,396	51,369
(Gain) loss on disposal of assets	1,921	(223)	3,700	(690)
Non cash stock compensation	6,036	6,275	12,834	10,723
Audit-related state sales and use tax	5,983	—	5,983	—
Executive retirement	3,855	—	3,855	—
Bad debt	3,100	—	3,100	—
Strategic consulting	1,950	—	2,400	—
Costs for withdrawn bond offering	—	—	1,753	—
Executive bonus	—	—	1,604	—
Retention expense	—	—	—	1,357
Restructuring expense	—	1,043	—	2,664
Adjusted EBITDA	26,976	18,283	50,261	21,501